SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)

                            AG BAG INTERNATIONAL, LTD
             -------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
             -------------------------------------------------------
                         (Title of Class of Securities)

                                  00 1077-10-6
             -------------------------------------------------------
                                 (CUSIP Number)

                                 April 05, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

--------------------------------------------------------------------------------
CUSIP No. 00 1077-10-6                   13G                   Page 2 of 5 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
            Chelverton Fund Limited
       I.R.S. Identification No. of Above Person (entities only)
            N/A

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |_|
                                                             (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
       British Virgin Islands

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                       665,000     (see Note A)
  BENEFICIALLY
    OWNED BY      --------------------------------------------------------------
      EACH        6    SHARED VOTING POWER
   REPORTING                      N/A
     PERSON
      WITH        --------------------------------------------------------------
                  7    SOLE DISPOSITIVE POWER
                                  665,000     (see Note A)

                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                                  N/A

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  665,000    (see Note A)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  5.5%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1      (a)      NAME OF ISSUER
                     AG BAG INTERNATIONAL, LTD.

            (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES 2320 SE AG-BAG Lane
                     Warrenton, Oregon 97146

ITEM 2      (a)      NAME OF PERSON FILING
                     CHELVERTON FUND LIMITED

            (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE Craigmuir Chambers
                     P.O. Box 71, Road Town
                     Tortola, British Virgin Islands

            (c)      CITIZENSHIP
                     British Virgin Islands

            (d)      TITLE OF CLASS OF SECURITIES
                     Common Stock, $.01 par value

            (e)      CUSIP NUMBER
                     00 1077-10-6

ITEM 3    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under section 15 of the Act

      (b)   |_| Bank as defined in section 3(a)(6) of the Act

      (c)   |_| Insurance company as defined in section 3(a)(19) of the Act

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

      (e)   |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box [ x ]

ITEM 4    OWNERSHIP

      (a)   Amount beneficially owned:
            665,000  (see Note A)

      (b)   Percent of class:
            5.5%

      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote:
                            665,000 (see Note A)

            (ii) Shared power to vote or to direct the vote:
                            N/A

            (iii) Sole power to dispose or to direct the disposition of:
                            665,000 (see Note A)

            (iv) Shared power to dispose or to direct the disposition of:
                            N/A

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10     CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                April 7, 2000
                                      ---------------------------------
                                                   (Date)

                                      CHELVERTON FUND LIMITED         .
                                      ---------------------------------
                                      (Signature)


                                      By: /s/ James Morton
                                          -----------------------------
                                          James Morton

                                      Its Investment Director
                                          -----------------------------
                                          on behalf of European American
                                          Securities Inc., Manager of the
                                          Chelverton Fund Limited

                                     NOTE A

Based on information provided by the Issuer, there are currently outstanding 12,061,991 shares of the Common Stock of the Issuer.

Reporting Person currently owns 665,000 shares of the Common Stock of the Issuer.

The Reporting Person holds no Warrants to Purchase shares of Common Stock

The Reporting Person's total shares of Common Stock are 665,000 shares (5.5%).